UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         February 25, 2011

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia 30022

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (770) 576-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 25, 2011, Philip J. Hickey, Jr. was elected to the board of directors of Radiant Systems, Inc., a Georgia corporation (the “Company”), to serve as a director for a term expiring at the 2011annual meeting of shareholders. The board plans to nominate Mr. Hickey for re-election to the board of directors by the shareholders at the 2011 annual meeting of shareholders. Mr. Hickey has not been appointed to serve on any committees of the board of directors. There are no arrangements or understandings between Mr. Hickey and any other person pursuant to which Mr. Hickey was selected as a director.

In connection with his election as a director of the Company, Mr. Hickey was granted a stock option under the 2005 Long-Term Incentive Plan to purchase 25,000 shares of the Company’s common stock at an exercise price of $17.22 per share, which options will vest in three installments as follows: 8,334 on February 25, 2012; 8,333 on February 25, 2013; and 8,333 on February 25, 2014. The options will expire on February 25, 2018.

Mr. Hickey is the non-executive chairman of the board of directors of O’Charley’s, Inc. O’Charley’s and/or one or more of its affiliated companies have had and continue to have a business relationship with the Company, pursuant to which the Company sells products and services to O’Charley’s and/or its affiliates, both directly and through resellers. In fiscal year 2010, the Company received revenues from sales to O’Charley’s and/or its affiliates, in the approximate amount of $176,500. The Company’s Audit Committee has reviewed the business relationship between the Company and O’Charley’s, and has expressly approved the continuance of the business relationship between the Company and O’Charley’s and/or its affiliated entities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated March 1, 2011, issued by Radiant Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIANT SYSTEMS, INC.

By:	/s/ John H. Heyman
Name:	John H. Heyman
Title:	Chief Executive Officer

Dated: March 3, 2011